Exhibit 10.52

Pharsight Corporation 800 West El Camino Real, Suite 200 Mountain View, CA 94040 Phone: (650) 314-3800 Fax: (650) 314-3810

June 16, 2003

VIA HAND DELIVERY

Charles K. Faas

Pharsight Corporation

Dear Charlie:

As I have discussed with you, Pharsight Corporation (the “Company”) in conjunction with Execustaff, Inc., is pleased to offer you the additional stock option grant set forth in this letter.

Stock Options

On April 24, 2003, the Company’s Compensation Committee approved an additional stock option grant to you, of one hundred thousand (100,000) shares of the Company’s common stock with an exercise price equal to the fair market value of such shares on the date of grant, in accordance with the terms of the Company’s 2000 Equity Incentive Plan. Such options will vest over a four (4) year period as follows: 25% will vest on the first anniversary date of grant and the remainder will vest in equal monthly installments thereafter until fully vested (“Vesting Schedule”).  However, upon a Change of Control (as defined in the Company’s 2000 Equity Incentive Plan), the Vesting Schedule will accelerate by one (1) year (“Accelerated Vesting”).  Accelerated Vesting will immediately vest upon a Change of Control, the number of options equal to the amount, which would have vested one year from the occurrence of such event.  Accelerated Vesting described herein will supplement, but not supersede section 12(c) of the Company’s 2000 Equity Incentive Plan as amended and restated.

Miscellaneous

This letter sets forth and forms the complete and exclusive statement concerning your additional stock option grant and this letter supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matter set forth in this letter.

We are very pleased to offer you this additional stock option grant.

Sincerely,

PHARSIGHT CORPORATION

/s/ Shawn M. O’Connor
Shawn M. O’Connor
President & Chief Executive Officer

ACCEPTED:

/s/ Charles Faas	June 27, 2003
Charles Faas	Date